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EXHIBIT 5.1

                                  May 25, 2001

MicroTel International, Inc.
9485 Haven Avenue, Suite 100
Rancho Cucamonga, CA  91730

         Re:      Registration Statement on Form S-1 re
                  1,722,930 Shares of Common Stock (Registration No. 333-41580)

Ladies and Gentlemen:

         We have acted as counsel to MicroTel International, Inc., a Delaware corporation (the "Company"), in connection with the pre-effective amendment of a registration statement on Form S-1 to which this opinion is an exhibit (the "Registration Statement"). The Registration Statement contains a combined prospectus that covers the offer and sale by the persons and entities named in the Registration Statement (the "Selling Security Holders") of up to an aggregate of 1,722,930 shares of the Company's common stock, with a par value of one-third of one cent per share (the "Shares"), comprising the following:

         (a) 217,500 Shares (the "Outstanding Shares") that were issued upon exercise of warrants as described in the Registration Statement; and

         (b) 1,505,430 Shares (the "Warrant Shares") that are issuable upon exercise of common stock purchase warrants (the "Warrants") as described in the Registration Statement.

         We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion.

         We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copied documents, and except with respect to the Company, that all individuals executing and delivering such documents were duly authorized to do so. We have also assumed that the Outstanding Shares and the Warrant Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

         Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. The Outstanding Shares are validly issued, fully paid and non-assessable.

         2. The Warrant Shares have been duly authorized and reserved and, when issued upon exercise of each of the Warrants in accordance with their respective terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

         You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the General Corporation Law of the State of Delaware and federal law as in effect on the date hereof, exclusive of state securities and blue sky laws, rules and regulations, and to all facts as they presently exist.

         We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                            Very truly yours,

                                            /S/ RUTAN & TUCKER, LLP